UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 24, 2018

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

On April 24, 2018, Summer Infant, Inc. (the “Company”) and its subsidiaries, Summer Infant (USA), Inc., Summer Infant Canada, Limited and Summer Infant Europe Limited (collectively, the “Summer Entities”), entered into an amendment (the “Amendment”) to that certain Amended and Restated Loan and Security Agreement, originally dated as of April 21, 2015, among the Summer Entities, Bank of America, N.A., as agent, and certain financial institutions party to the agreement from time to time as lenders (as amended to date, the “Loan Agreement”).  The Amendment assists the Company in maintaining liquidity in light of the recent announcement of a major customer’s liquidation of its U.S. assets. As of March 31, 2018, the Company’s outstanding debt under the Credit Facility was approximately $44.9 million.

Pursuant to the Loan Amendment, the lenders waived any violations of the Credit Facility that may have occurred as a result of overadvances made to the Company from time to time since November 29, 2017.  The Loan Amendment also amended certain provisions of the Credit Facility, including amendments to (i) the definition of Availability Reserve to include the Liquidity Reserve and Past Due Reserve (each as described below); (ii) the definition of EBITDA with respect to writeoffs relating to Toys “R” Us accounts that can be added back to the calculation of EBITDA for purposes of calculating the leverage ratio and fixed charge coverage ratio under the Credit Facility; (iii) the definition of “Temporary Overadvance Amount” to provide for permitted overadvance amounts until May 22, 2018; (iv) add the definition of Liquidity Reserve, which provides that, from and after May 31, 2018, a reserve will be established equal to 50% of availability on such date (without giving effect to the Liquidity Reserve), to be reduced to zero from and after the date availability (without giving effect to the Liquidity Reserve) exceeds 12.5% of the borrowing base for 30 consecutive days; and (v) add the definition of Past Due Reserve, which provides for a reserve to be established on May 31, 2018, as adjusted by the agent, equal to the aggregate of accounts payable that are more than 60 days past due, book overdrafts and any other past due indebtedness.  In addition, the Loan Amendment imposed additional reporting requirements on the Company, and provides that, from the date of the Loan Amendment through May 21, 2018, the interest rate on outstanding principal amounts on the Revolving Facility will accrue interest at the applicable rate plus 2.0%.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02                                           Results of Operations and Financial Condition.

The information set forth in Item 1.01 of this Current Report on Form 8-K relating to the Company’s outstanding debt as of March 31, 2018 is incorporated by reference into this Item 2.02.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

10.1

Seventh Amendment and Waiver to Amended and Restated Loan and Security Agreement, dated as of April 24, 2018, among Summer Infant, Inc. and Summer Infant (USA) Inc., as Borrowers, Summer Infant Canada, Limited and Summer Infant Europe Limited, as Guarantors, certain financial institutions that are parties to the amendment, as Lenders, and Bank of America, N.A, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: April 25, 2018	By:	/s/ William E. Mote, Jr.
William E. Mote, Jr.
Chief Financial Officer